EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1, or our report dated December 15, 2009, relating to the audited financial statements of Abby, Inc., and to the reference to our Firm under the caption “Interests of Named Experts and Council” appearing in the Prospectus.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

Salt Lake City, Utah

December 15, 2009